PHENIXFIN CORPORATION ADOPTS 10b5-1 PURCHASE PLAN

NEW YORK, March 16, 2021 (GLOBE NEWSWIRE) – PhenixFIN Corporation (NASDAQ: PFX) (“PhenixFIN” or the “Company”) announced today that it has entered into a 10b5-1 Purchase Plan that qualifies for the safe harbors provided by Rules 10b5-1 and 10b-18 under the Securities Exchange Act of 1934, as amended (the “Plan”).  Pursuant to the Plan, an independent broker will make purchases of shares of the common stock (the “Shares”) of the Company, an internally managed business development company, on the open market on behalf of the Company in accordance with purchase guidelines specified in the Plan.

The Plan is designed to allow the Company to repurchase its common stock at times when it otherwise might be prevented from doing so under insider trading laws.  Under the Plan, pursuant to the Plan guidelines, the agent will increase the volume of purchases made as the price of the Company’s common stock declines, subject to volume limitations. The timing and amount of any stock repurchases depend on the terms and conditions of the Plan, the market price of the common stock, trading volumes and market conditions. There can be no assurance that any amount of common stock will be repurchased.  The Company may, in compliance with applicable law, modify or terminate the Plan at any time.

Unless otherwise terminated, the Plan will be in effect through May 14, 2022, subject to certain conditions.

About PhenixFIN Corporation

PhenixFIN is a Business Development Company traded on the NASDAQ Global Market that provides long-term debt and equity capital to fund growth, acquisitions and recapitalizations of companies in a variety of industries. For additional information about PhenixFIN, please visit PhenixFIN’s website at www.phenixfc.com.

For PhenixFIN investor relations, please call 212-859-0390. For media inquiries, please contact info@phenixfc.com.

Forward-Looking Statements

Statements included herein may constitute “forward-looking statements,” which relate to future events or the Company’s future performance or financial condition. These statements are not guarantees of future performance, conditions or results and involve a number of risks and uncertainties. Actual results may differ materially from those in the forward-looking statements as a result of a number of factors, including those described from time to time in the Company’s filings with the Securities and Exchange Commission. There can be no assurance that the Company will repurchase any amount of shares pursuant to the Plan. The Company assumes no obligation to update any such forward-looking statements. The Company undertakes no duty to update any forward-looking statements made herein.